EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2008:

Subsidiary	Country of Incorporation
Ritelco S.A.	Uruguay
Patagonian Investment S.A.	Argentina
Palermo Invest S.A.	Argentina
Solares de Santa María S.A.	Argentina
CYRSA S.A.(4)	Argentina
Pereiraola S.A.I.C.I.F.y A	Argentina
Inversora Bolivar S.A(3).	Argentina
Hoteles Argentinos S.A.	Argentina
Llao Llao Resorts S.A.	Argentina
Alto Palermo S.A.(2).	Argentina
Quality Invest S.A.	Argentina
E-Commerce Latina S.A.	Argentina
Financel Communications S.A.	Argentina
Canteras Natal Crespo S.A.(2)	Argentina